Exhibit (a)(1)(viii)

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Option Exchange Program

Commencement Date: **November 9, 2020**

Expiration Time: **December 8, 2020 at 9:00 PM PST**

Welcome to the Option Exchange Program. We are offering you the opportunity to exchange certain grants of your outstanding options for a lesser number of options with an exercise price equal to the closing price of our ordinary shares on the NASDAQ Global Select Market on the expiration date of the Exchange Offer

Resources

Click on any of the links below to learn more.

- Offer to Exchange
- Form Announcement Email
- Schedule TO
- Terms of Election
- Email to Eligible Participants from Gene Kinney
- FAQ
- 2018 Long Term Incentive Plan (LTIP)
- 2018 LTIP Prospectus

The PDF documents above require Adobe Acrobat Reader. If necessary you can download it from Adobe.

Make My Election

You have **33 days** left to elect whether to keep your Eligible Stock Options or exchange some or all of them for Replacement Options.

Before you make your election, we encourage you to carefully read the offering materials in the Resources section.

Election Form

Need Help?

Contact optionexchange@prothena.com

The Option Exchange Program is being made pursuant to the terms and conditions set forth in the Tender Offer Statement on Schedule TO, including the Offer to Exchange, and other related materials filed with the Securities and Exchange Commission, which are available to you free of charge on this Option Exchange Program website or at www.sec.gov. You should read these materials carefully because they contain important information about the Option Exchange Program, including risks related thereto.

Welcome Election Form Value Calculator Resources Logout Election Form Indicate your decision to tender your Eligible Options below in exchange for new Replacement Options by electing the Exchange choler in the Election column. Option Exchange Program Commencement Date. November 9 2020 Explanation Time Dec ember 9, 2020 at 9:00 PM P ST If you do not went to tender one or more of your Eligible Options for exchange, select the Do Not Exchange choices in the Election column for those particular options. Value Calculator Resources If you do not select the Exchange choice with respect to an Eligible Opt ion, your election with respect to an Eligible Option will default to Do Not Exchange. In that event, the Eligible Option will not the exchanged .You may not tender only a problem of an Eligible Option grant. If I Exchange Grant Date Eligible Opt ions Exercise Price election Exchange Ratio Replacement Options Example New Exercise Price1 2/4/2014 8.250 $29.81 Make Selection 271:1 N/A N/A 3/11/2015 20,000 927.81 Make Selection 1.1:1 N/A N/A 2/24/2016 21,000 $34.61 Make Selection 1.6:1 N/A N/A 2/22 20017 25,000 $55.00 Make Selection 1.92:1 N/A N/A 2/21/2018 40.000 $33.10 Make Selection 1.33:1 N/A N/A 1 The new exercise price will be the closing share price on the expiration date of the Exchange Offer, December 8, 2020. The example new exercise price is based on yesterdays closing price. The actual new exercise new price may differ from the example. Back Next the Option Exchange Program is being made pursuant to the terms and conditions set forth in the Tender offer statement on schedule To, Including the offer to Exchange and other released material filed with the Securities and Exchange Commission, which are available to you free of change on this Option Exchange program website or at www.sec.gov. You should read these materials carefully because they contain important Information about the Option Exchange Program, Including risks related thereto.

Welcome Election Form value calculator Resources Admin Logout Value Calculator The Value Calculator has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from Replacement Options to be granted pursuant to the Exchange Offer if you choose to exchange your Eligible Options. The Value Calculator uses an example exercise price for the Replacement Option based on the prior days closing price, which may not be the exercise price of the Replacement Option. The Value Calculator also does not take into account all of the factors that you should consider in deciding whether to participate in the Exchange Offer. For example, the Value Calculator does not account for vesting or the remainder of the term of the Eligible Option. Note that you will be able to realize value from a Replacement Option only if it actually vests and it is exercised. Therefore, even if the Value Calculator shows that the potential realizable value on a Replacement Option is greater than for an Eligible Option at the assumed prices you enter, you would be able to realize value from the Replacement Option if the assumed price is achieved, it actually vests and is exercised. Note also that because of the rounding resulting from fractional shares, the values shown could be higher or lower than the actual result. See value of awards at : 20 Elections Resources My Current Holdings If I Exchange Grant Date Eligible Options Exercise Price value1 Replacement Options Example New Exercise Price2 Value1 Break Even stock Price3 2/4/2017 8,250 $29.81 3,044 $12.31 $40. 3/11/2015 20,000 $27.81 18,181 $12.31 $182.73 2/24/2016 21,000 $34.61 13,125 $12.31 $71.78 2/22/2017 25,000 $55.00 13,020 $12.30 $101.40 2/21/2018 40,000 $33.10 30,075 $12.31 $96.10 1 Value is based on the share price entered above by you. 2 The new exercise price will be the closing share price on the expiration date of the Exchange Offer, December 8, 2020. The example new exercise price is based on yesterdays closing price. The actual new exercise price may differ from the example. 3 the break even share price is the price at which the value of the Eligible Options exchanged is equal to the value of the Replacement Options received. Any future share price greater than the break even price would result in the Eligible Options being more than the Replacement Options after the Exchange.

The Option Exchange Program is being made pursuant to the terms and conditions set forth in the Tender Offer Statement on Schedule TO, including the Offer to Exchange, and other related materials field with the Securities and Exchange Commission, which are available to you free of charge on this Option Exchange Program website or at www.sec.gov. You should these materials carefully because they contain important information about the Option Exchange Program, including risks related thereto.Important Legal Notification: The Value Calculator is not a financial or tax planning tool and information received using the Value Calculator does not constitute a recommendation as to whether or not to participate in the Exchange Offer. The simulations are hypothetical and do not reflect your personal tax or financial circumstances. You should consult your tax, financial and legal advisors for advice related to your specific situation. Additionally, in the Value Calculator, the Company makes no forecast or projection regarding the value of the Replacement. Options that will be granted in the Exchange. Offer or as to the future market price of companys common shares, which may increase or decrease. You are responsible for verifying the accuracy of any information that you enter into the Value Calculator.

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Resources

Elections

Value Calculator

File	Description
PRTA - Offer to Exchange - (a)(i)(118029206.2).pdf	Offer to Exchange
PRTA - Form Announcement Email (a)(1)(iv)_118133162_2_US-DOCS.pdf	Form Announcement Email
PRTA - Schedule TO (2020)(118049391.2).pdf	Schedule TO
PRTA - Terms of Election (a)(1)(iii)_118080783_2_US-DOCS.pdf	Terms of Election
PRTA - Email to Eligible Participants from Gene Kinney (a)(1)(ii)_118132659_2_US-DOCS.pdf	Email to Eligible Participants from Gene Kinney
PRTA - FAQ (a)(1)(ix)_118143891_2_US-DOCS.pdf	FAQ
2018 Long Term Incentive Plan (LTIP) -- with amendments.pdf	2018 Long Term Incentive Plan (LTIP)
2018 LTIP Prospectus.pdf	2018 LTIP Prospectus

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Confirmation of Elections

You have made the following elections with respect to your Eligible Options.

Grant Date	Eligible Options	Exercise Price	Election	Exchange Ratio	Replacement Options	Example New Exercise Price[1]
2/4/2014	8,250	$29.81	Exchange	2.71 : 1	3,044	$12.31
3/11/2015	20,000	$27.81	Do Not Exchange	1.1 : 1	N/A	N/A
2/24/2016	21,000	$34.61	Do Not Exchange	1.6 : 1	N/A	N/A
2/22/2017	25,000	$55.00	Exchange	1.92 : 1	13,020	$12.31
2/21/2018	40,000	$33.10	Exchange	1.33 : 1	30,075	$12.31

[1]The new exercise price will be the closing share price on the expiration date of the Exchange Offer, December 8, 2020. The example new exercise price is based on yesterday's closing price. The actual new exercise price may differ from the example.

☐ I acknowledge that I have read all of the offering materials (including the applicable form of option agreement), which contain the specific terms and conditions of this offering, and I acknowledge that my election is subject to all such terms and conditions. I acknowledge that, if I change my election, my election in effect at the Expiration Time (December 8, 2020, 9:00 PM PST) will be my final election.

☐ If I elected to exchange my Eligible Options for Replacement Options, my electronic signature below indicates my agreement to be bound by the terms and conditions of the Prothena Corporation plc 2018 Long Term Incentive Plan (as amended) and the stock option agreement for each of my Replacement Options. If I elect not to exchange my Eligible Options for Replacement Options, my Eligible Options will remain outstanding with their current terms and I will not receive any Replacement Options.

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The Option Exchange Program is being made pursuant to the terms and conditions set forth in the Tender Offer Statement on Schedule TO, including the Offer to Exchange, and other related materials filed with the Securities and Exchange Commission, which are available to you free of charge on this Option Exchange Program website or at www.sec.gov. You should read these materials carefully because they contain important information about the Option Exchange Program, including risks related thereto.

INFINITE 111 EQUITY Welcome Election Form Value Calculator Resources Admin Logout Finished Thank you for your submission. You will receive an email shortly with confirmation of your se lections. You may change your elections as many times as you like until the offer period closes. Only your most recent confirmed e lections will be considered valid. Grant Date Eligible Options Exercise Price Election Exchange Ratio Replacement Options Example New Exercise Price 2/4/2014 3/11/2015 2/24/2016 2/22/2017 2/21/2018 8,250 $29.81 Exchange 2.71 : 1 3,044 $12.31 20,000 S27.81 Exchange 1.1 : 1 N/A N/A 21,000 $34.61 Exchange 1.6 : 1 N/A N/A 25,000 $55.00 Exchange 1.92:1 13,020 $12.31 40,000 533.10 Exchange 1.33 : 1 30,075 $12.31 The new exercise price will be the closing share price on the expiration date of the Exchange Offer. December 8. 202a The example new exercise price is based on yesterdays closing price. The actual new exercise price may differ from the example. Print Log Off